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                                                                  Exhibit 3.1(c)

                         SECOND CERTIFICATE OF AMENDMENT
                                       OF
                   FIRST RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                       APPLIED GRAPHICS TECHNOLOGIES, INC.


It is hereby certificated that:

    1. The name of the corporation (hereinafter called the "Corporation") is Applied Graphics Technologies, Inc.

    2. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 12, 1995.

    3. The Corporation's Certificate of Incorporation was restated by the First Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 18, 1995.

    4. The Corporation's First Restated Certificate of Incorporation was amended by the Certificate of Amendment filed with the Secretary of State of the State of Delaware on May 27, 1998.

    5. A resolution declaring this Second Certificate of Amendment of the First Restated Certificate of Incorporation advisable and submitting such Second Certificate of Amendment to the vote of the stockholders of the Corporation was duly adopted by the Board of Directors of the Corporation at a meeting thereof on September 19, 2000, and such Second Certificate of Amendment has been duly adopted by the vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon at the Special Meeting of the stockholders of the Corporation on November 21, 2000 in accordance with Section 242 of the General Corporation Law of the State of Delaware.

    6. The First Restated Certificate of Incorporation of the Corporation is hereby amended by striking out Article V thereof and substituting in lieu of said Article the following new Article V as follows:

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                                    ARTICLE V
                                  COMMON STOCK

        Each five shares of Common Stock of the Corporation, par value $0.01, that are issued and outstanding on the date and at the time at which the Second Certificate of Amendment of First Restated Certificate of Incorporation (the "Second Certificate of Amendment") becomes effective shall be and are, by means of the Second Certificate of Amendment, automatically and without any further action on the part of the stockholders of the Corporation converted into and reconstituted as two fully-paid and non-assessable shares of Common Stock of the Corporation, par value $0.01, subject to the treatment of fractional interests as described below, with a resultant simultaneous change in the amount of stated capital and additional paid-in capital of the Corporation. Each holder of a certificate or certificates which, immediately prior to the effective date of the Second Certificate of Amendment pursuant to and in accordance with the General Corporation Law of the State of Delaware (the "Effective Date"), representing outstanding shares of Common Stock prior to the Effective Date shall be entitled to receive a certificate representing the number of new shares of Common Stock to which such holder shall be entitled as a result of the Second Certificate of Amendment upon presentation of the certificate representing the outstanding shares prior to the Effective Date to the Corporation's transfer agent for cancellation and exchange.

        No scrip or fractional certificates will be issued upon such conversion and reconstitution. The number of shares of Common Stock shown on any certificate issuable upon the effectiveness of the Second Certificate of Amendment shall be rounded down to the nearest whole share if a fractional share interest in a share of Common Stock would, except for the provisions of the preceding sentence, be deliverable upon such conversion and reconstitution. The Corporation shall pay an amount in cash equal to the fair market value of such fractional interest to each holder of shares of Common Stock to whom such fractional interest would have been deliverable. Such fair market value will be determined by multiplying the fractional interest by the closing sale price per share of the Common Stock on the Nasdaq National Market (or such other quotation or listing system on which the Common Stock may then be listed or quoted) on the business day immediately preceding the Effective Date. Such cash payment would be made upon the surrender to the Corporation's transfer agent of stock certificates representing a fractional share interest. The ownership of a fractional share interest in a share of Common Stock will not give the holder thereof any voting, dividend or other rights except the right to receive payment therefor as described herein.
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    Except as required by law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions. Except as required by law, the holders of shares of Common Stock shall be entitled to one vote per share of Common Stock on all matters on which stockholders of the Corporation have the right to vote.

   IN WITNESS WHEREOF, APPLIED GRAPHICS TECHNOLOGIES, INC. has caused this Second Certificate of Amendment to be signed by its Executive Vice President, Chief Legal Officer and Secretary on this 4th day of December, 2000.



                                                    ---------------------------
                                                    Martin D. Krall
                                                    Executive Vice President,
                                                    Chief Legal
                                                    Officer and Secretary